Exhibit 99.1

For more information, contact:

Kevin Eichner (314) 725 5500

Frank Sanfilippo (314) 725 5500

Katie Hollar (816) 221 7500

ENTERPRISE FINANCIAL REPORTS 34.6% INCREASE IN EARNINGS PER SHARE OVER PREVIOUS YEAR

(a)	Trust Income Grows 53.9%

St. Louis, January 29, 2004 – Enterprise Financial Services Corp. (OTCBB: EFSC), the parent company of Enterprise Bank and Trust reported net income of $6.9 million or $0.70 per fully diluted share for 2003. The reported earnings per fully diluted share for 2003 represent a 34.6% increase over the same period in 2002.

“Growth in earnings per share has been our number one priority,” said Kevin Eichner, president and CEO of Enterprise Financial. “We are pleased at the results for 2003 on this and many other fronts. With the special combination of talent, strength and passion our people have for the business, we are very optimistic about our future.”

Portfolio loans grew by $104 million or 15.3% since December 31, 2002 and ended the year at $784 million. This growth was funded in part by an $80 million increase in deposits or 11.2% for the same period. Net interest income for 2003 was $32.7 million, a $1.8 million or 6.0% increase over 2002. The net interest rate margin for 2003 increased to 4.01% from 4.00% for 2002.

Total noninterest income grew by $4,815,000 for 2003 versus 2002. This increase was primarily generated from a $3,088,000 gain on the sale of three branches in April less a $150,000 write-off of related goodwill, higher gains on the sale of mortgage loans of $246,000 and increased trust income of $1,268,000. Mortgage gains grew by 14.4% and trust income grew by 53.9%. Assets under administration in Enterprise Trust were $1.15 billion at December 31, 2003 versus $866 million at December 31, 2002, a 32.8% increase. Enterprise Trust continues to be one of the fastest growing trust companies in the United States.

The provision for loan losses was $3,627,000 for 2003 compared to $2,251,000 for 2002. The allowance for loan losses of $10.59 million at December 31, 2003 represents 1.35% of outstanding portfolio loans versus 1.27% at the end of 2002.

Expense ratios continued to improve as reduced staffing levels, productivity increases, and business process improvements were implemented during 2003. The efficiency ratio improved from 76.15% for 2002 to 66.73% for 2003.

“We expect the Company’s efficiency ratio to improve even further as our anticipated growth and tight cost controls combine to significantly strengthen our productivity,” said Eichner.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.

Please refer to Enterprise Financial’s consolidated balance sheets as of December 31, 2003 and December 31, 2002 and consolidated statements of operations for the years ended December 31, 2003 and 2002 attached for more details.

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Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2002 Annual Report on Form 10-K.

ENTERPRISE FINANCIAL SERVICES CORP AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

December 31, 2003 and 2002

(Dollars in thousands, except share data)

	2003	2002
Assets
Cash and due from banks	$26,271	$39,052
Federal funds sold	—	33,367
Interest-bearing deposits	217	66
Investments in debt and equity securities:
Available for sale, at estimated fair value	83,939	67,083
Held to maturity, at amortized cost (estimated fair value of $10 at December 31, 2003 and $13 at December 31, 2002)	10	13

Total investments in debt and equity securities	83,949	67,096

Loans held for sale	2,848	6,991
Loans, less unearned loan fees	783,878	679,799
Less allowance for loan losses	10,590	8,600

Loans, net	773,288	671,199

Other real estate owned	—	125
Fixed assets, net	7,317	7,686
Accrued interest receivable	3,279	3,459
Goodwill	1,938	2,088
Assets held for sale	—	36,401
Prepaid expenses and other assets	8,619	9,721

Total assets	$907,726	$877,251

Liabilities and Shareholders’ Equity
Deposits:
Demand	$164,952	$155,597
Interest-bearing transaction accounts	58,926	59,058
Money market accounts	371,583	341,590
Savings	4,123	3,421
Certificates of deposit:
$100,000 and over	154,142	105,030
Other	42,674	51,618

Total deposits	796,400	716,314
Subordinated debentures	15,464	15,464
Federal Home Loan Bank advances	14,500	29,464
Notes payable and other borrowings	9,647	2,359
Accrued interest payable	1,151	1,264
Liabilities held for sale	—	50,054
Accounts payable and accrued expenses	5,176	3,522

Total liabilities	842,338	818,441

Shareholders’ equity:
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding 9,618,482 shares at December 31, 2003 and 9,497,794 shares at December 31, 2002	96	95
Surplus	39,841	38,401
Retained earnings	24,832	18,674
Accumulated other comprehensive income	619	1,640

Total shareholders’ equity	65,388	58,810

Total liabilities and shareholders’ equity	$907,726	$877,251

ENTERPRISE FINANCIAL SERVICES CORP AND SUBSIDIARIES

Consolidated Statements of Operations (unaudited)

Years Ended December 31, 2003 and 2002

(Dollars in thousands, except share data)

	2003	2002
Interest income:
Interest and fees on loans	$41,221	$43,014
Interest on debt and equity securities:
Taxable	1,691	1,496
Nontaxable	23	1
Interest on federal funds sold	196	574
Interest on interest-bearing deposits	3	28
Dividends on equity securities	111	94

Total interest income	43,245	45,207

Interest expense:
Interest-bearing transaction accounts	170	269
Money market accounts	3,475	5,001
Savings	24	84
Certificates of deposit:
$100,000 and over	2,972	3,145
Other	1,560	3,688
Subordinated debentures	1,270	1,152
Federal Home Loan Bank borrowings	1,033	918
Notes payable and other borrowings	40	86

Total interest expense	10,544	14,343

Net interest income	32,701	30,864
Provision for loan losses	3,627	2,251
Net interest income after provision for loan losses	29,074	28,613

Noninterest income:
Service charges on deposit accounts	1,782	1,772
Trust income	3,622	2,354
Other service charges and fee income	369	380
Gain on sale of mortgage loans	1,953	1,707
Gain on sale of securities	78	—
Gain on sale of branches	2,938	—
Miscellaneous income	375	89

Total noninterest income	11,117	6,302

Noninterest expense:
Compensation	16,249	14,308
Payroll taxes and employee benefits	2,475	2,555
Occupancy	1,974	1,901
Furniture and equipment	841	1,002
Data processing	932	1,012
Other	6,770	7,522

Total noninterest expense	29,241	28,300

Income before income tax expense	10,950	6,615
Income tax expense	4,025	1,614

Net income	$6,925	$5,001

Per share amounts
Basic earnings per share	$0.72	$0.53
Basic weighted average common shares outstanding	9,566,059	9,399,374
Diluted earnings per share	$0.70	$0.52
Diluted weighted average common shares outstanding	9,875,141	9,611,108